UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEXTGEN HEALTHCARE, INC.

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NextGen Healthcare Files Preliminary Proxy Statement in Connection with Annual Meeting

Announces Governance Enhancements to Further Align with Best Practice

Revises Director Slate to Include Only Individuals Who Are Committed to Serving All of

NextGen Healthcare Shareholders’ Best Interests

Highlights Transformation that Has Positioned NextGen Healthcare for

Significant Growth and Value Creation

ATLANTA – August 23, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, today announced that it has filed preliminary proxy materials with the U.S. Securities and Exchange Commission in connection with its 2021 Annual Meeting of Shareholders currently scheduled to be held on October 13, 2021.

All members of the NextGen Healthcare Board of Directors, other than Sheldon (“Shelly”) Razin and Lance Rosenzweig, issued the following open letter to shareholders, cautioning shareholders not to be misled by Shelly’s false claims:

Dear Fellow Shareholders,

Over the past five years, our Board of Directors and management team have executed a strategic plan that has positioned the Company for enhanced value creation and significant profitable growth at an increasing rate. For some time, the Board has been engaged in a thoughtful review of the Board’s composition and the Company’s corporate governance to ensure we drive NextGen Healthcare’s continued transformation.

This work led to the recent announcement of two new independent directors – Geraldine McGinty, MD, MBA, FACR and Pamela S. Puryear, PhD, MBA – following a search that began in February with the assistance of Spencer Stuart.

It also led to the decision to submit two corporate governance proposals for consideration at the Annual Meeting:

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A change in the Company’s incorporation from the state of California to the state of Delaware: We began considering this change several years ago and began taking actions in January 2021 when we moved our principal executive office to Atlanta, GA where we have significant operations and businesses. Reincorporating in Delaware promotes shareholder-friendly corporate governance and reflects the prevailing standard with more than 66% of all Fortune 500 companies and more than 90% of the Company’s peer group incorporated there.

•

The elimination of cumulative voting currently in place and adoption of a majority vote standard in the election of directors in uncontested director elections, with a customary provision for plurality voting in contested director elections: As part of this provision, the Company will also adopt proxy access, which allows shareholders who meet certain requirements to include their own director nominees in the Company’s proxy materials. The reincorporation proposal will be conditioned on the elimination of cumulative voting by shareholders.

Eliminating cumulative voting and adopting a “one share, one vote” framework ensures that a minority shareholder is unable to accumulate shares and override the will of the majority including with respect to the election of directors. This is the prevailing election standard among the Company’s peers and the vast majority of S&P 500 companies. It also aligns with our institutional investors’ governance policies.

These changes build on NextGen Healthcare’s existing strong corporate governance, including, among others, the annual election of directors; the separation of the Chair and Chief Executive Officer; the ability of shareholders to call a special meeting; and a majority vote standard for shareholders to amend certain provisions under the Company’s Articles of Incorporation and Bylaws.

Do NOT be Misled by Shelly’s False Claims – Shelly Has Rejected All of the Board’s Efforts to Be Constructive, Surreptitiously Sought Alternative Directors for Nomination and Shunned Our Attempts to Reach a Mutually Agreeable Settlement

We believe approval of these governance proposals is warranted on their merits. We also believe approval is necessary to protect our shareholders’ interests now and in future elections, particularly given the unwarranted, costly and disruptive proxy campaign that Shelly has launched in an attempt to control and dominate NextGen Healthcare’s Board of Directors.

Shelly is the Company’s founder and a long tenured, 47-year director. Without eliminating cumulative voting, Shelly would be able to unilaterally make key decisions that could disenfranchise other shareholders, including controlling multiple Board seats in perpetuity. Shelly’s public statement that he does not seek to be on the Board forever is disingenuous based on his contrary first-hand statements to existing Board members.

It is clear that Shelly is trying to exploit cumulative voting in order to advance his own agenda under the assumption that his own candidacy is not at risk.

•	Shelly had full access to and knowledge of the director search and evaluation process; and

•	Shelly, like all Board members, had the opportunity to vet the Board’s slate and offer alternative candidates for consideration.

However, Shelly willfully chose to circumvent good governance and offered no candidate suggestions. The first time we learned that Shelly desired – and had secretly interviewed other candidates – was when he publicly announced his alternative, control slate of directors. Shelly certainly appears to be putting his needs above those of the other shareholders when a director is required to act in the best interests of all shareholders.

We have tried to work constructively with Shelly, including offering to reach a mutually agreeable solution that would enable us to avoid his proxy contest. To that end, we agreed to renominate Shelly and Lance Rosenzweig, who Shelly has coopted as his loyal cumulative voting designee for the 2021 Annual Meeting. Lance was already knowingly scheduled to rotate off the Board last year but was accommodated for an additional year at Shelly’s urging. Moreover, Shelly has repeatedly promoted Lance as his choice for NextGen Healthcare’s CEO. We have turned Lance’s name over to our search firm to vet and screen.

Your Board’s Independent Director Nominees Represent All Shareholders’ Interests and

Have the Skills and Experience to Drive Value Creation

It is the Board’s view that as the Company evolves, so should the Board’s composition. With the appointments of Dr. McGinty and Dr. Puryear and the prior appointment of Julie Klapstein, a third of NextGen Healthcare’s directors will be new to the Board in the past four years. Collectively these directors bring outstanding records in strategy, executive management, operations, clinical practice and talent development all relevant to the healthcare industry, while also advancing board diversity.

Given Shelly’s actions and proxy campaign, we are revising the Board’s slate so that it reflects only directors who serve ALL of our shareholders’ best interests. The slate now includes:

•	Craig A. Barbarosh, independent director

•	George H. Bristol, independent director

•	Julie D. Klapstein, independent director

•	Jeffrey H. Margolis, independent director

•	Dr. Geraldine McGinty, independent director

•	Morris Panner, independent director

•	Dr. Pamela Puryear, independent director

These individuals have current, highly relevant healthcare, technology, and consumer services experience directly linked to NextGen Healthcare’s strategy and our ability to deliver market leading performance and accelerated growth.

We intend to add two additional nominees to the Board’s director slate in advance of the Annual Meeting:

•	We will consider the four new independent individuals Shelly has nominated as part of the director search process underway.

•	We are making good progress on the selection of a new CEO and expect that individual to be a valuable contributor on the Board.

We Are Proud of Our Accomplishments and Confident in the Future

When Shelly’s role as Board Chair of the Company concluded, NextGen Healthcare was a deteriorating business with unproductive R&D investments and a disenfranchised customer base. Moreover, Shelly’s capital allocation plan prioritized $400 million in dividends that thwarted sustainable high growth and largely benefitted him personally.

New leadership has transformed the Company into a market leader with integrated and scalable platforms and an exceptionally engaged team of executives and employees. Over the past five years, we have delivered compelling results:

•	Became a top-rated Electronic Health Record and Practice Management vendor as measured by KLAS Research;

•	Increased Net Promoter Score well above healthcare and technology industry averages;

•	Improved employee engagement by 33%, jumping well above benchmark and turning NextGen Healthcare into a destination for top talent;

•	Increased highly-valued subscription services annual revenue 91% to $148 million;

•	Increased recurring revenue to 90% of total revenue from 84%;

•

Made strategic acquisitions in analytics, telehealth, integrated care and patient experience, which have materially broadened our portfolio and contributed to the Company’s accelerating revenue growth profile and its longer-term annual revenue growth goal.

Our FY21 results show we are continuing the momentum, exceeding expectations even through the pandemic. We are committed to continuing to deliver on our value creation objectives by shaping the future of digital healthcare solutions through integrated, consumer-centric models of care enabled by technology.

Thank You for Your Support

We will soon be filing our definitive proxy materials and look forward to engaging with our shareholders on these important matters.

Sincerely,

Craig A. Barbarosh George H. Bristol Julie D. Klapstein	James C. Malone Jeffrey H. Margolis	Dr. Geraldine McGinty Morris Panner

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Not a Proxy Solicitation; Certain Information Concerning the Participants

This communication is not a solicitation of proxies from any security holder of NextGen Healthcare. NextGen Healthcare has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the

“Preliminary Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENTS) WHEN AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen Healthcare, certain of its directors and executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen Healthcare by security holdings or otherwise are set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Preliminary Proxy Statement, such changes will be reflected in the Definitive Proxy Statement or on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement.

Shareholders will be able to obtain, free of charge, copies of the applicable proxy statement, any amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components;

competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Tami Stegmaier

(949) 237-6083

tstegmaier@nextgen.com

Barrett Golden / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

nextgen-jf@joelefrank.com

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

Laurie Connell

lconnell@mackenziepartners.com

(212) 378-7071

Daniel Burch

dburch@mackenziepartners.com

(212) 929-5748